Exhibit l

TREND TRADER FUNDS

SUBSCRIPTION AGREEMENT

To the Board of Trustees of Trend Trader Funds:

The undersigned purchaser (the “Purchaser”) hereby subscribes to the number of shares of beneficial interest (the “Shares”) of Trend Trader Funds (the “Trust”) as follows:

Fund Series	Class	Number of Shares	Aggregate Purchase Price
Trend Trader Growth and Income Fund	Institutional Shares	5,000	$50,000

Trend Trader Action Fund	Investor Shares	5,000	$50,000
			$100,000 =======

It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Trust’s transfer agent.  Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

Dated and effective as of the 21st day of May, 2004.

PURCHASER

TREND TRADER, LLC

By:/s/ Mark A. Seleznov

Mark A. Seleznov

ACCEPTANCE

The foregoing subscription is hereby accepted.

Dated and effective as of the 21st day of May, 2004.

TREND TRADER FUNDS

By:  /s/ Mark A. Seleznov

Mark A. Seleznov

Chief Executive Officer and President

Attest:  /s/ Wendy Seleznov

Wendy Seleznov

Secretary